Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is entered into and shall be effective as of December 31, 2009 (the “Effective Date”) by and between REGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and ANTHONY A. VASCONCELLOS (“Employee”).
RECITALS
     WHEREAS, the Company is engaged in the business, either directly or through affiliates, of owning and operating radio broadcasting stations (the “Business”), with principal offices in Covington, Kentucky. For purposes of this Agreement, the term “Company” shall include the Company, its subsidiaries, affiliates, and assignees and any successors in interest of the Company and its subsidiaries and/or affiliates.
     WHEREAS, Employee has been actively engaged in the radio broadcasting business and has extensive knowledge and a unique understanding of the operation of the Business.
     WHEREAS, the Company and the Employee previously entered into an employment agreement, dated as of December 28, 2007, as amended (the “Prior Agreement”)
     WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, as Executive Vice President and Chief Financial Officer of the Company.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	Employment.
1.1	Engagement of Employee. The Company agrees to employ Employee and Employee agrees to accept employment as the Executive Vice President and Chief Financial Officer of the Company, all in accordance with the terms and conditions of this Agreement. As of the Effective Date, any prior agreements or understandings with respect to Employee’s employment with the Company are canceled, other than any incentive awards granted to Employee prior to the date hereof, benefit plans in which Employee is eligible for participation and any Company policies to which Employee is subject. For the avoidance of doubt, the parties acknowledge that the Prior Agreement remained in effect in accordance with its terms until the Effective Date and has terminated in accordance with its terms and is of no further force or effect.

1.2	Duties and Powers.
(a)	During the period of Employee’s employment hereunder, Employee will serve as the Company’s Executive Vice President and Chief Financial Officer, and will have such responsibilities, duties and authority as customarily held by executives in such a position in comparable companies, and will render services of an executive and administrative character, and act in such other executive capacity for the Company, as the Company’s board of directors (the “Board”) shall from time to time direct. Employee shall devote his reasonable best efforts, energies and abilities to the business and affairs of the Company. Employee shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a diligent, trustworthy and businesslike manner for the purpose of advancing the business of the Company and in a manner he reasonably believes to be in and not opposed to the best interests of the Company.

(b)	Employee acknowledges that his duties and responsibilities will require his concentrated business efforts and agrees that during the period of Employee’s employment hereunder he will not engage directly or indirectly in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Employee’s duties hereunder or which compete directly with the Company; provided, however, nothing in this Section 1.2 shall be deemed to prohibit Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if his associates (as such term is defined in Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of three percent (3%) of the stock of such corporation. In addition, Employee may serve on boards of directors during the period of Employee’s employment hereunder and volunteer his service to charitable, business and other public service agencies, clubs or organizations so long as such board or other service does not materially interfere or conflict with the performance of Employee’s duties hereunder and so long as such activities are not rendered for a competitor of the Company. Any and all fees or remuneration paid to Employee in consideration of work and services performed outside the scope of Employee’s employment hereunder shall inure to the benefit of Employee.

(c)	The parties hereto agree that none of Employee’s duties hereunder shall require him to, and Employee agrees that he will not without the consent of the Board, which consent shall not be unreasonably withheld, change his personal residence from the Greater Cincinnati, Ohio SMSA Area.
1.3	Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue through and until the third anniversary of the Effective Date (the “Initial Term”). Employee’s employment under this Agreement shall automatically be extended for successive one-year periods (“Extension Periods” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension (a “Notice of Non-Extension”) to the other no later than six months prior to the expiration of the then-applicable Extension Period. Notwithstanding anything to the contrary contained herein, the

Employee’s employment with the Company is subject to termination pursuant to Section 1.4 and Section 1.5 below.

1.4	Termination by the Company. The Company has the right to terminate Employee’s employment under this Agreement, by notice to Employee in writing at any time (i) for “Cause,” (ii) without Cause for any or no reason, and (iii) due to the Disability of Employee. Any such termination shall be effective upon the date of service of such notice pursuant to Section 14. This Agreement shall terminate automatically upon Employee’s death.

“Cause” as used herein means the occurrence of any of the following events:
(a)	the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act or acts constituting theft, dishonesty or fraud with respect to the Company;

(b)	conviction of Employee for the commission of a felony;

(c)	the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act that provides clear and convincing evidence of alcohol or drug abuse by Employee that adversely affects his performance hereunder;

(d)	a material breach by Employee of any of the terms and conditions of Sections 3 or 4 of this Agreement; or

(e)	Employee’s gross negligence, habitual neglect, or intentional misconduct in the performance of his duties hereunder resulting in material harm to the Company, which gross negligence, habitual neglect or intentional misconduct continues for not less than 15 days following Employee’s receipt of written notice from the Board of such failure.
     Employee shall be deemed to have a “Disability” for purposes of this Agreement if Employee shall be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event of Employee’s Disability, the Company shall have the right to terminate Employee’s employment hereunder upon at least thirty (30) days prior written notice to Employee. Such determination shall be made by the Board and shall not be arbitrary or unreasonable, and the Board shall take into consideration the opinion of Employee’s personal physician, if reasonably available, as well as applicable provisions of the Americans with Disabilities Act, but such determination by the Board, if not arbitrary or unreasonable, shall be final and binding on the parties hereto.
1.5	Termination by Employee. Employee has the right to terminate his employment under this Agreement for any or no reason, upon ninety (90) days prior written notice to the Company. In addition, the Employee shall have the right to terminate his employment under this Agreement for Good Reason. The Employee shall have “Good Reason” to terminate his employment within 90 days following (i) a material diminution in the nature or scope of the Employee’s duties or responsibilities, provided, however, that a material diminution in the nature or scope of the Employee’s duties or responsibilities shall not be deemed to result solely from the occurrence of a bankruptcy or other reorganization proceeding with respect to the Company or a successor (or the occurrence of any circumstance(s) ancillary thereto) or the Company’s (or a successor’s) equity securities no longer being registered under the Securities Exchange Act of 1934; (ii) a reduction in the Employee’s Base Salary from the Base Salary then in effect or a reduction in the target amount of the Senior Management Plan Bonus that Employee is eligible to earn as provided in Section 2.2; (iii) a relocation without the Employee’s consent, of the Employee’s principal place of employment to any location outside a fifty (50) mile radius of the location from which the Employee served the Company immediately before the relocation; or (iv) a material breach of this Agreement by the Company. The Employee may not terminate his employment for Good Reason unless the Employee provided the Company with at least 30 days prior written notice of his intent to terminate his employment for Good Reason (which 30 days shall not count against the 90 day period above) and the Company has not cured the breach within such 30 day period.

1.6	Indemnity. The Company shall indemnify Employee and hold him harmless to the fullest extent permissible under applicable law for all acts or decisions made by him in good faith while performing services for the Company. The Company shall also use its best efforts to obtain coverage for him under any insurance policy obtained during the term of this Agreement covering the other officers and directors of the Company against lawsuits.
2.	Compensation and Benefits.
2.1	Base Compensation. During the Term, the Company will pay Employee an annual base salary (“Base Salary”). The Employee’s Base Salary shall be $277,172.00 for calendar year 2010 and for each year thereafter during the Term shall be increased (but not decreased) based on the percentage increase in the Consumer Price Index for such years. The Employee’s Base Salary, per annum, shall be payable in accordance with the Company’s regular payroll policy for senior executive salaried employees. At least once every twelve (12) months, the Board and/or the Board’s Compensation Committee shall perform an annual review of Employee’s Base Salary based on Employee’s performance of his duties and the Company’s other compensation policies and make such additional increase thereto, if any, as it deems appropriate. Upon termination of the Employee’s employment, the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which employment had continued.

2.2	Senior Management Plan Bonus. Employee’s target bonus for 2010 shall be eighty percent (80%) of Base Salary (i.e., $221,738) dependent upon the Company achieving financial targets for 2010 as set forth in Exhibit A hereto, and if achieved, shall be payable no later than the earlier of the date upon which the

Company pays bonuses to employees or March 15, 2011. In addition, the Employee shall be eligible to participate in the 2010 Special Bonus Plan, as approved by the Compensation Committee on December 16, 2009, subject to the terms and conditions of such plan. Within sixty (60) days following the end of fiscal year 2011 and each year thereafter during the Term, the Board and/or the Board’s Compensation Committee, as part of its annual review of Employee’s performance, shall consider in its sole discretion the merits of a bonus to Employee pursuant to and in accordance with the Regent Communications, Inc. Senior Management Bonus Plan, and in the event a bonus is warranted, shall cause the Company to award to Employee a bonus (the “Senior Management Plan Bonus”) for such year. The target amount of the Senior Management Plan Bonus is eighty percent (80%) of the Employee’s current Base Salary, subject to adjustments by the Board and/or the Board’s Compensation Committee in its reasonable judgment. Such payment shall be paid in its entirety no later than the 15th day of the third month following the end of the fiscal year that the bonus was earned.

2.3	Stock Options and Other Equity-Based Incentives. It is agreed that, in addition to and not in lieu of Senior Management Plan Bonuses, the Employee shall be eligible to participate in any stock-option or other equity-based incentive compensation plan or program sponsored by the Company or a successor and shall be eligible to receive an award or awards, if any, under such plans or programs as determined in the sole discretion of the Board of the Board’s Compensation Committee (or any successor board of directors or committee) (any such awards, the “Equity Awards”)

2.4	Benefits. In addition to the Base Salary, any Senior Management Plan Bonus and any Equity Awards payable or granted to Employee hereunder, Employee will be entitled to the following benefits during the period of Employee’s employment with the Company:
(a)	payments of premiums for hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;

(b)	up to four (4) weeks paid vacation each year with salary, provided that unused vacation time shall not be carried over to subsequent years;

(c)	reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in the performance of his duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including without limitation, requirements with respect to reporting and documentation of such expenses;

(d)	use of an automobile at the Company’s expense which shall include expenses for parking in the area of the Company’s offices and for comprehensive insurance coverage for the automobile; and

(e)	other benefit arrangements and perquisites, including a 401(k) or similar tax deferral plan, to the extent made generally available by the Company to its executives and key management employees.
2.5	Taxes, etc. All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

2.6	Compensation After Termination.
(a)	If the Employee’s employment under this Agreement is terminated by the Company due to the Employee’s Disability, and the Employee incurs a Separation from Service, then the Company shall pay to the Employee (in addition to the payment of the Base Salary through the date of termination as well as a prorated Senior Management Plan Bonus) an amount in cash equal to the Employee’s Base Salary, as in effect on the date of termination, through the one year anniversary of the date of termination, in equal installments in accordance with the Company’s ordinary payroll pay practices, provided, however, that the Company may cease making such payments if Employee becomes eligible to receive and begins receiving long-term disability payments from the applicable insurer in an amount equal to Employee’s after-tax Base Salary per month at the level received immediately before incurrence of the Disability, and provided, further, that if allowed by the terms of the applicable long-term disability policy, the amount payable by the Company shall be reduced by the amount payable under the applicable long-term disability policy such that the aggregate amount received by Employee shall equal the Employee’s after-tax Base Salary per month at the level received immediately before incurrence of the Disability (based upon the amounts of federal, state and local income and employment taxes withheld by the Company from Employee’s Base Salary as immediately before such incurrence). Nothing in this Section 2.6(a) is to be construed as a reason to delay the commencement or reduce the amount of long-term disability benefits payable from the Company’s insurance carrier. Except as otherwise provided in this Agreement, the Company shall have no other obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Sections 3, 4, and 6 at law or in equity).

(b)	If Employee’s employment under this Agreement is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, in each case prior to any Change of Control (as defined in

Section 2.6(c) below) and not in anticipation of a Change of Control, during the Term, and the Employee incurs a Separation from Service, Employee shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination) an amount equal to one year of his current Base Salary, payable over the one year period following his Separation from Service in equal installments in accordance with the Company’s ordinary payroll pay practices. In addition, all unvested Equity Awards and any other equity awards held by Employee shall accelerate and vest in full as of the date of termination. Employee shall have no obligation to mitigate these post-employment payments by seeking other employment. Except as otherwise provided in this Agreement, the Company shall have no other obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Sections 3, 4, and 6 at law or in equity).

(c)	If the Employee’s employment is terminated by the Company without Cause for any reason or no reason other than Employee’s death or Disability, or the Employee terminates his employment for Good Reason, in each case within 24 months following a Change of Control that occurred during the Term, or in anticipation of a Change of Control, and the Employee incurs a Separation from Service, Employee shall be entitled to receive (i) all compensation accrued and unpaid prior to the date of termination, (ii) an amount equal to two (2) times his annual Base Salary (based upon the greater of (A) Employee’s Base Salary as of the date of the Change of Control, or (B) Employee’s highest Base Salary at any time following the commencement of the Term), payable in equal installments over the 18-month period following Employee’s Separation from Service, in accordance with the Company’s regular payroll pay practices (iii) an amount equal to two (2) times the average of the Senior Management Bonuses calculated for 2009 and each successive full calendar year prior to the date of termination, payable in a lump sum on the First Payment Date (as defined in Section 2.6(f) below) and (iv) the vesting of all stock options, shares of restricted stock and other equity awards held by Employee shall accelerate and vest in full. The payments described in this Section 2.6(c) are intended to be in lieu of and not to duplicate any payments described in Sections 2.6(a), 2.6(b) or 2.6(d). Therefore in the event the Employee is entitled to receive any payments under this Section 2.6(c), he shall not be entitled to any payments under Sections 2.6(a), 2.6(b) or 2.6(d). Employee shall not be required to mitigate the amount of any payment required by this Section 2.6(c) by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment. In the event that the payment amounts due to Employee pursuant to this Section 2.6(c) and other provisions of this Agreement, plus any other compensation or benefits provided to Employee under any other agreement, plan or arrangement with the Company, following a Change of Control would result in an “excess parachute payment” within the meaning of Section 280G of the Code, then the amount due to Employee shall be capped at the maximum amount payable to Employee before such “excess parachute payment” provisions would otherwise apply by reducing first, the amount of Base Salary otherwise payable in cash compensation under Section 2.6(c)(ii), and second, the amount of Senior Management Bonus otherwise payable in cash compensation under Section 2.6(c)(iii). For purposes of determining the limitations under Section 280G of the Code, it is recognized that the non-competition and non-solicitation provisions of Section 3 of this Agreement constitutes a refraining from the performance of services such that the reasonable value for such provisions is excluded from the determination of the amount of “parachute payments” as defined by Section 280G of the Code. The parties agree and acknowledge that the foregoing provisions are intended to prevent the imposition on the Employee of any tax for excess parachute payments under Section 4999 of the Code. However, if any tax for excess parachute payments is imposed on the Employee under Section 4999 of the Code, the Company will be responsible for payment of the tax, penalty, interest and any related audit costs incurred by Employee, including any payments necessary to place the Employee in the same taxable position he would have been had no excess parachute payments existed, and the Employee will be required to return to the Company any excess amounts received over the limitations of Section 280G of the Code.

All calculations, valuations and amounts payable under this Section 2.6(c), and the limitations imposed by Section 280G of the Code, shall be calculated at Company expense by an independent accounting firm that is mutually agreed upon by the Company and the Employee.

For purposes of this Agreement, the term “Change of Control” shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either the outstanding shares of common stock or the combined voting power of Regent Communications, Inc.’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Regent Communications, Inc. of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Regent Communications, Inc. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Regent Communications, Inc.’s then outstanding securities, or a liquidation or dissolution of Regent Communications, Inc. or of the sale of all or substantially all of Regent Communications, Inc’s assets, it being understood and agreed that a “sale of all or substantially all” of the Company’s assets shall be deemed to have occurred if at any time after the date hereof, the value of the Company’s assets is less than fifty percent (50%) of the value of the Company’s assets as of the later of (A) the beginning of the Term or (B) 24 months prior to the date of termination of Employee’s employment with the Company, due to one or more transactions in which assets of the Company are sold, transferred or otherwise disposed of to one or more persons. It shall not be considered a “Change of Control” if the sale or transfer of assets is to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or a group of people, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above. In addition, the term “Change of Control” shall include changes in the Regent Communications, Inc. Board of Directors during any twelve (12) month period, such that individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be an Incumbent Director.

The phrase “in anticipation of a Change of Control” shall mean a knowing act by the Board of Directors to terminate Employee’s employment hereunder without Cause or to cause a circumstance constituting Good Reason to occur when the Board of Directors has approved or is considering approval of a transaction or series of transactions that the Board of Directors believes will result in a Change of Control during the Term or the signing of a definitive agreement during the Term for a transaction or series of transactions that would constitute a Change of Control.

(d)	If the Employee’s employment is terminated pursuant to Section 2.6(a) or 2.6(b) above, Employee shall be entitled to receive, at such time as it would otherwise be payable, any Senior Management Plan Bonus which would have been payable, based upon the Company’s performance over the full fiscal year, prorated for that portion of the fiscal year during which the Employee was employed by the Company.

(e)	If the Employee’s employment is terminated pursuant to Section 2.6(a), 2.6(b) or 2.6(c) above, then, the Company shall at its expense allow the Employee to continue to participate in the group life insurance plans maintained generally for the Company’s executives and key management employees (as such plans may be amended or terminated by the Company from time to time) and provided the Employee and/or his spouse and dependents, as applicable, timely elect to continue participation in the Company’s group health and dental benefit plans under COBRA, the Company shall provide reimbursement for, or direct payment to the carrier for, the premium costs under COBRA for the Executive and his spouse and dependents, as applicable, in all cases for (A) if the Employee’s employment is terminated pursuant to Section 2.6(a) or 2.6(b), twelve (12) months following the Employee’s date of termination and (B) if the Employee’s employment is terminated pursuant to Section 2.6(c), eighteen (18) months following the Employee’s date of termination. The Company’s obligations hereunder with respect to continued life, health or dental benefits, respectively, shall cease upon the Employee becoming eligible to participate in a group life, health or dental benefit plan of a subsequent employer. This Section 2.6(e) shall not be interpreted so as to limit any benefits to which Employee or his dependents or beneficiaries may be entitled under the terms of any of the Company’s employee benefit plans, programs or practices following Employee’s termination of employment, including without limitation, any retiree medical and life insurance benefits.

(f)	The Employee’s right to receive the severance payments described in Sections 2.6(a), 2.6(b), 2.6(c), 2.6(d) and 2.6(e) shall be subject to Employee’s execution, within 21 days after Employee’s Separation from Service, and non-revocation of an effective general release of claims against the Company and its affiliates in the form attached hereto as Exhibit B. Notwithstanding anything to the contrary in this Agreement, any payments that would otherwise have been made prior to the Company’s first regular payroll payment date on or after the 30th day following the Employee’s Separation from Service (the “First Payment Date”) shall be made on the First Payment Date. Except as expressly provided in this Section 2.6, in the event the Employee’s employment terminates for any reason, the Company shall have no obligation to the Employee and the Employee shall not be entitled to any payments or benefits of any kind, other than payment of Employee’s Base Salary through the date of termination or as otherwise required by law.

(g)	If the Employee is eligible to receive any severance payments or benefits under any generally applicable severance plan or policy of the Company or any of its affiliates, any payments or benefits under such plan or policy shall be reduced (but not below zero) by any payments provided or to be provided under Sections 2.6(a), 2.6(b), 2.6(c) and 2.6(d) of this Agreement.

2.7	Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the period of Employee’s employment, Employee shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions no less favorable than those to which the Company may provide for other senior executive employees.
3.	Covenant Not to Compete.
3.1	Non-Competition. Employee agrees that during the Term and for the 18-month period immediately following the termination of his employment with the Company, he shall not, within a twenty-five (25) mile radius of any radio station transmission tower or studio then owned or operated, directly or indirectly, by the Company (the “Territory”), engage in any of the following activities:
(a)	Directly or indirectly enter into the employ or render any service to or act in concert with any person, partnership, corporation or other entity engaged in the ownership or operation of radio stations (the “Radio Business”) with a radio station transmission tower or studio located within the Territory; or

(b)	Directly or indirectly engage in the Radio Business with a radio station transmission tower or studio located within the Territory on his own account; or

(c)	Become interested in any such Radio Business with a radio station transmission tower or studio located within the Territory directly or indirectly as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant, creditor or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in the Radio Business shall not in itself be deemed violative of this Agreement so long as Employee does not own, directly or indirectly, more than 3% of the securities of such corporation.
3.2	Non-Solicitation. Employee agrees that during the Term and for the 18-month period immediately following the termination of his employment with the Company, he shall not (other than in the regular course of the Company’s business) within the Territory solicit, directly or indirectly, business of the type then being performed by the Company from any person, partnership, corporation or other entity which is a customer of the Company at the time Employee’s employment with the Company terminates, or was such a customer within the one-year period immediately prior thereto, or to the knowledge of Employee at the date of termination of employment, is a person, partnership, corporation or other entity with which the Company plans to do a substantial amount of business within the one-year period after such termination of employment.
4.	Non-Inducement and Non-Disclosure.

4.1	Non-Inducement. Employee agrees that during the Term and for an 18-month period immediately following the termination of his employment with the Company, he shall not directly or indirectly, individually or on behalf of persons not parties to this Agreement, aid or endeavor to solicit or induce any of the Company’s employees to leave their employment with the Company in order to accept employment with Employee or another person, partnership, corporation or other entity.
4.2	Non-Disclosure. At no time during his employment hereunder or afterwards shall Employee divulge, furnish or make accessible to anyone (other than in the regular course of the Company’s business) any knowledge or information with respect to confidential information or data of the Company, or with respect to any confidential information or data of any of the customers of the Company, or with respect to any other confidential aspect of the business or products or services of the Company or its customers. Upon termination of his employment with the Company, Employee shall return to the Company all records, documents and material containing confidential information of the Company prepared by Employee or coming into his possession by virtue of his employment with the Company, including all copies thereof.
5.	Effect of Termination Without Cause or for Good Reason on no Change of Control. Notwithstanding the provisions of Sections 3 and 4 above, the restrictions imposed upon Employee in Sections 3.1, 3.2, and 4.1 of this Agreement during the period following the termination of his employment hereunder shall apply in the event Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 1.4(ii) or by the Employee for Good Reason only for a period of one year provided Employee has received and has elected to accept the severance pay under Section 2.6(b).
6.	Remedies. Employee acknowledges and agrees that the covenants set forth in Sections 3 and 4 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests and compliance therewith will not deprive Employee of the ability to earn a suitable living, that irreparable injury will result to the Company if Employee breaches any of the terms of the Restrictive Covenants, and that in the event of Employee’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In such event, the periods of time referred to in Sections 3 and 4 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. The covenants contained in Section 3 and 4 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in any such covenants are too broad as to the geographic area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time. Employee shall indemnify and hold Company harmless from any liability, loss, damage, judgment, cost or expense(including reasonable attorneys’ fees and expenses) arising out of any claim or suit resulting from Employee’s breach of these covenants or his failure to perform a duty hereunder.
7.	No Other Non-Compete Agreements. Notwithstanding anything to the contrary contained herein, Employee hereby represents, warrants and covenants to Company that Employee (i) is not a party to nor bound by any non-competition, non-solicitation, confidentiality or other agreement of any kind which would conflict with or prevent his employment hereunder or the full performance of all of his duties hereunder, and (ii) has not, and will not, wrongfully use any confidential information or know-how taken from another employer. Employee hereby agrees to indemnify and hold the Company harmless from any claim, loss, damage and expense hereafter incurred by the Company as a result of any breach of the foregoing representations, warranties or covenants made by Employee in this Section.
8.	Life Insurance. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Employee in such amounts and in such form or forms as the Company may choose. Employee shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Employee’s employment hereunder, Employee shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by the Company.
9.	Income Tax Treatment. Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under this Agreement as ordinary and necessary business expenses for income tax purposes. Employee agrees and represents that he will treat all amounts paid hereunder as ordinary income for income tax purposes, and should he report such amounts as other than ordinary income for income tax purposes, he will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by the Company directly or indirectly as a result thereof.

10.	Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto, provided, however, the Company shall have the right to assign all or any part of its rights and obligations under this Agreement to (i) any affiliate of the Company to which the Business is assigned at any time or (ii) any successor to the Company or any purchaser of all or substantially all of the assets of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
11.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
12.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
13.	Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
14.	Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:
(a)	If to Employee:

Anthony A. Vasconcellos 100 East RiverCenter Blvd. 9th Floor Covington, KY 41011 Facsimile No. 859/292-0352

(b)	If to the Company:

Regent Communications, Inc. 100 East RiverCenter Blvd. 9th Floor Covington, KY 41011 Facsimile No. 859/292-0352
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.
15.	Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.
16.	Waiver. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be entered. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to him or it under the circumstances.
17.	Additional Obligations. Both during and after the Term, Employee shall, upon reasonable notice, furnish the Company with such information as may be in Employee’s possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the termination of Employee’s employment, with due consideration for Employee’s obligations with respect to any new employment or business activity) in connection with any litigation in which the Company or any affiliate is or may become a party. The Company shall reimburse Employee for all reasonable expenses incurred by Employee in fulfilling Employee’s obligations under this Section 17.
18.	Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the Commonwealth of Kentucky without giving effect to provisions thereof regarding conflict of laws.
19.	Effect of Termination. Notwithstanding any termination of Employee’s employment with the Company or the expiration of this Agreement, unless superseded by a new employment agreement between Company and Employee, the terms and conditions of this Agreement shall continue in full force and effect except that the Company shall have no right to require, nor shall Employee have any obligation to continue, the Employee’s ongoing employment with the Company.
20.	Attorneys Fees. The Company shall pay or reimburse the Employee for all reasonable and documented legal fees incurred by him in connection with the negotiation of this Agreement, up to a maximum of $5,000. Such payment or reimbursement shall be made in calendar year 2010.
21.	Section 409A.
21.1	Notwithstanding anything to the contrary in this Agreement, if at the time of Employee’s Separation from Service with the Company, Employee is a Specified Employee and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement. For purposes of the foregoing, “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
21.2	In the event that following the date hereof the Company or the Employee reasonably determines that any payments or benefits payable under this Agreement may be subject to adverse tax consequences under Section 409A of the Code, the Company and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.
21.3	Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Employee, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.
21.4	As used in this Agreement, a “Separation from Service” shall mean the Employee’s “separation from service” within the meaning of Section 409A of the Code and any applicable Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: REGENT COMMUNICATIONS, INC.
By:	/s/ John H. Wyant
John H. Wyant, Chairman of the Compensation Committee of the Board of Directors

EMPLOYEE:
By:	/s/ Anthony A. Vasconcellos
Anthony A. Vasconcellos

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